Exhibit 10.1

AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (this “Agreement”) is entered into by and between
Krispy Kreme Doughnut Corporation, a North Carolina corporation (“Employer”), and Theresa Zandhuis, an individual resident of the state of North Carolina, along with his/her heirs, executors, administrators, successors, and assigns (collectively, “Employee”). Employer and Employee (each of which is referred to herein as a “Party” and collectively as the “Parties”) hereby agree as follows:
1.Transition Date; Last Day of Employment. January 29, 2026, will be the transition date (the “Transition Date”). Employee’s last day of employment with Employer will be March 31, 2026 (the “Separation Date”). The period from the Transition Date through the Separation Date shall be referred to as the “Transition Period.” During the Transition Period as requested by Employer, Employee agrees to continue to report to work, and use Employee’s best efforts, skills and abilities to perform Employee’s job duties and responsibilities. Employee further agrees to reasonably cooperate with Employer in regard to the transition of business matters handled by Employee during Employee’s employment with Employer. During the Transition Period, Employer shall continue to pay Employee’s base salary at regular payroll intervals and, as applicable, continue to provide all current benefits to which Employee is entitled under the Employer’s employee benefit plans, policies, and arrangements (paid or provided in accordance with and subject to the terms of such plans, policies, and arrangements).
2.Consideration. In consideration for Employee (i) timely signing and not thereafter timely revoking this Agreement, (ii) timely signing and not thereafter timely revoking the Employment Termination Certificate attached as Exhibit A (the “Termination Certificate”), and (iii) complying with this Agreement, Employer shall pay or provide Employee with the gross amount of US$782,908.64 and 00/100 Dollars, less lawful deductions (the “Severance”) comprised of severance of US$733,333.33 and a COBRA coverage subsidy of US$49,575.31. The Severance shall be paid to Employee within sixty (60) days following the Separation Date, provided that Employee timely signed and did not thereafter timely revoke the Termination Certificate and the other terms and conditions of this Agreement are satisfied.
3.Stock, Stock Rights, and Nonqualified Deferred Compensation. Employee hereby acknowledges and agrees that, as of the Separation Date, pursuant to the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan and Krispy Kreme, Inc. 2021 Omnibus Incentive Plan (each, an “LTI Plan”), and Employee’s underlying award agreements (the “Award Documents”), Employee will have outstanding Restricted Stock Units (as defined in the applicable LTI Plan) (“RSUs”), outstanding RSUs subject to performance-based vesting conditions (“PSUs”), and outstanding Options (as defined in the applicable LTI Plan). In consideration for Employee (i) timely signing and not thereafter timely revoking this Agreement, (ii) timely signing and not thereafter timely revoking the Termination Certificate, and (iii) complying with this Agreement, Employer and Employee hereby each agree:
a.Provided Employee stays actively employed with Employer through the Separation Date, a pro-rata portion of Employee's unvested RSUs will vest on the Separation Date, with such pro-rata portion determined taking into account days of service from the grant date of such RSUs through the Separation Date, as set forth in Exhibit B; provided, that such vesting shall be subject to approval by the Compensation, Nomination, and Governance Committee of the Board of Directors of Krispy Kreme, Inc. (the “Parent Board Committee”). The vested RSUs shall be settled within sixty (60) days after the Separation Date, in accordance with the terms of the applicable LTI Plan and Award Documents.
b.Provided Employee stays actively employed with Employer through the Separation Date, a pro-rata portion of Employee’s unvested PSUs will vest as of the Separation Date and based upon the level of achievement of the applicable performance goals, with such pro-rata portion determined taking into account days of service from the grant date of such PSUs through the Separation Date, as set forth in Exhibit B; provided, that such vesting shall be subject to approval by the Parent Board Committee. If achievement of the applicable performance goals is attained, the vested PSUs shall be settled within 60 days after the Parent Board Committee certifies the level of achievement of the applicable performance goals, in accordance with the terms of the applicable LTI Plan and Award Documents.
c.Provided Employee stays actively employed with Employer through the Separation Date, a pro-rata portion of each of Employee’s unvested Options will vest on the Separation Date, with such pro-rata portion determined taking into account days of service from the grant date of such Option through the Separation Date, as set forth in Exhibit B; provided, that such vesting shall be subject to approval by the Parent Board Committee. In addition, such vested portion of Employee’s Options shall remain exercisable until 90 days after the Separation Date, notwithstanding any provision of the applicable Award Documents to the contrary.
d.Except as otherwise provided above,
i.All of Employee’s outstanding unvested equity awards will be forfeited upon the Separation Date under the terms of the applicable LTI Plan and the various Award Documents;
ii.The Award Documents (as modified by this Agreement) shall remain in full force and effect; and

iii.Nothing in this Agreement may be construed as affecting any shares of common stock in Employer’s Parent that previously have vested or have been purchased by Employee.
4.No Consideration Absent Employee’s Material Representations and
Promises. Employee understands and agrees that Employee would not receive the consideration specified in Paragraphs 2 and 3 above, except for Employee’s timely execution and non-revocation of this Agreement and the Termination Certificate, and the fulfillment of the promises contained herein, including Employee’s execution of the Asset Protection Agreement attached as Exhibit C.
5.General Release, Claims Not Released.
    a.     General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, Employer, Employer’s Parent, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and its current and former employees, officers, directors, members of the Board of Directors of Krispy Kreme, Inc., and agents thereof, both individually and in their business capacities, and its employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, that Employee has or may have against Releasees from the beginning of time through the date of execution of this Agreement, including, but not limited to, any alleged violation of:
•Title VII of the Civil Rights Act of 1964, as amended;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Equal Pay Act of 1963;
•The Employee Retirement Income Security Act of 1974, as amended;
•The Immigration Reform and Control Act, as amended;
•The Americans with Disabilities Act of 1990, as amended;
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•The Family & Medical Leave Act of 1993, as amended;
•The Fair Credit Reporting Act;
•The Workers Adjustment and Retraining Notification Act, as amended;
•The Occupational Safety and Health Act, as amended;
•The Sarbanes-Oxley Act of 2002;
•The Genetic Information Nondiscrimination Act of 2008;
•The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);

•Families First Coronavirus Response Act;
•The Pregnant Worker’s Fairness Act (“PWFA”)
•Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including, but not limited to, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, N.C.G.S. § 95-28.1, N.C.G.S. § 95-28.1A, N.C.G.S. § 95-28.2, N.C.G.S. § 130A-148(i), N.C.G.S. § 9-32, and
N.C.G.S. §§ 127A-201 to 127A-203;
•Any public policy, contract, tort, or common law; or
•Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
b.Claims Not Released. Employee is not waiving rights Employee may have to: (i) challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; (ii) Employee’s vested accrued employee benefits under Employer’s health, or retirement benefit plans as of the Separation Date; (iii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statute; (iv) pursue claims which by law cannot be waived by signing this Agreement; and/or (v) enforce this Agreement.
c.Collective/Class Action Waiver and Jury Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party. Similarly, as to any such claim against any Releasee that is not otherwise released, Employee waives Employee’s right to a jury trial subject to applicable law.
6.Governmental Agencies and Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Employer that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Nothing in this Agreement, or any other agreement Employee may have signed or company policy, prohibits, prevents, or otherwise limits Employee from, in each case without advance notice to Employer, (1) voluntarily communicating with an attorney retained by Employee, (2) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice, the Commodity Future Trading Commission, any federal agency responsible for workplace safety, U.S. Congress, the Attorney General, any other state or local commission on human rights, any self-regulatory organization regarding possible violations of law (including alleged criminal conduct or unlawful employment practices) or an Inspector General), (3) filing a charge or complaint with any such governmental entity, (4) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity, or (5) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to Krispy Kreme, Inc. prior to any such disclosure to the extent legally permitted), (6) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee may be entitled or (7) discussing or disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against Employer, including discussing or disclosing information with respect to sexual misconduct, sexual harassment, sexual assault or other unlawful or unfair employment practices.
To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee’s ability or right to seek or receive any monetary award or bounty from any such governmental entity in connection with protected “whistleblower” activity as provided under Section 21F of the Securities Exchange Act of 1934. Employee is also not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
7.Acknowledgments and Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.
Employee further affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, and common law.
Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.
Employee also affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
Employee further acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
8.Limited Disclosure and Return of Property. Subject to Paragraph 6 above, Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, financial advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state, or local government agency.
Employee affirms that just prior to executing the Termination Certification in accordance with this Agreement (or on the Separation Date, if earlier), Employee shall deliver to Employer:
•Employer’s laptop and all other electronic equipment (including passwords to access such property) issued to Employee by Employer; and
•all of Employer’s other property, confidential business information, and documents and information of any kind created, disseminated, promulgated, or otherwise belonging to Employer in Employee’s custody or control, including any originals or copies of Employer’s documents or materials (other than documents or materials involving Employee’s benefit information), including electronic copies, whether or not such documents or materials were drafted by Employee or contain confidential or proprietary or non-public information.

Employee also affirms that Employee will retrieve all of Employee’s property that Employee had at Employer’s premises by the Separation Date and that Employer will not be in possession of any of Employee’s property after the Separation Date.
9.Non-Disparagement. Subject to Paragraph 6 above, Employee agrees not to disparage or make statements that are maliciously untrue (or cause any party to disparage or make statements that are maliciously untrue about) Employer or Employer’s Parent or any of their respective affiliates in any manner whatsoever, including, their business practices, current, former or future employees, officers, board members, finances, and/or the circumstances of Employee’s separation from employment with Employer. Employer agrees to direct its corporate officers not to disparage Employee. As used in this paragraph, “disparage” includes making any statements orally or through postings on any social networking or other internet website including, but not limited to, websites, blogs, and any and all social media sites such as (but not limited to) Facebook, TikTok, Twitter, Instagram, LinkedIn, Google Plus, YouTube, or any other similar site, as well as oral or written statements to any author or member of the traditional media and, as it as it relates to Employee, comments or statements to the press or any individual or entity that could adversely affect the conduct of Employer’s business or the reputation or interests of Employer.
10.Confidentiality and Post-Employment Obligations. Employee affirms that Employee has not divulged any proprietary or confidential information of Employer or Employer’s Parent and, subject to Paragraph 6 above, will continue to maintain the confidentiality of such information consistent with Employer’s policies and common law. Employee specifically acknowledges that as additional consideration for this Agreement, Employee expressly confirms and agrees to abide by the same and agrees to be bound by and adhere to the Asset Protection Agreement attached as Exhibit C.
11.Cooperation. Following the Separation Date, Employee shall cooperate with Employer with regard to any litigation brought by or against Employer in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Employer. Employer shall compensate Employee at a reasonable, market rate to be agreed upon by the Parties and Employer shall pay Employee’s reasonable expenses in conjunction with Employee’s undertakings in reference to this paragraph.
12.Non-Cooperation. Except as provided in Paragraph 6, Employee agrees that Employee will not cooperate with any non-governmental entity in connection with any litigation against, or potential transaction with, Employer or Employer’s Parent.
13.Governing Law; Interpretation; Venue; Jury Waiver. This Agreement shall be governed by the laws of the State of North Carolina without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, any Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this

Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Employee expressly consents to the personal jurisdiction of the state and federal courts in Charlotte, North Carolina for all such disputes, and Employee waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court. Each Party hereby waives the right to resolve any such dispute or controversy through a trial by jury.
14.Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
15.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by all Parties wherein specific reference is made to this Agreement.
16.Entire Agreement. This Agreement, including the Exhibits to this Agreement, sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties, except for, as applicable, the Award Documents (as modified by this Agreement), provided, however, that any arbitration, intellectual property, noncompete, restrictive covenant, non-solicitation, nondisclosure, or confidentiality agreements between Employer and Employee, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
17.ADEA Release. Employee acknowledges that Employee has knowingly and voluntarily waived and released any rights Employee may have under the ADEA, and that the consideration given for the waiver and releases Employee has given in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised, as required by the ADEA, that: (a) Employee’s waiver and release does not apply to any rights or claims that arise after the date Employee signs this Agreement; (b) Employee should consult with an attorney prior to signing this Agreement (although Employee may choose voluntarily not to do so); (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose voluntarily to sign it sooner); (d) Employee has seven (7) days following the date Employee signs this Agreement to revoke this Agreement (in a written revocation sent to Employer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not timely revoke it. Changes to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period. Employee understands and agrees that if Employee does not sign and return this Agreement by the date that is twenty-two (22) days from the date that Employee first receives this Agreement from Employer, then Employer’s offer to enter into this Agreement will be withdrawn with no further action by Employer.
18.Assignment and Transfer. Employee’s rights and obligations under this Agreement will not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof will be void. Employee hereby agrees that Employer may assign this Agreement, in whole or in part, to a third party. This Agreement will be binding upon and inure to the benefit of Employer and its successors and assigns.
19.Each Party the Drafter. This Agreement and the provisions contained herein will not be construed or interpreted for or against any Party to this Agreement because that Party drafted or caused that Party’s legal representative to draft any of its provisions.
20.Electronic Signature. This Agreement may be executed and re-executed through the use of electronic signature, which each Party acknowledges is a lawful means of obtaining signatures. Each Party agrees that its electronic signature is the legal equivalent of its manual signature on this Agreement.
21.Counterparts. This Agreement and its Exhibits may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
[SIGNATURE PAGE FOLLOWS]

The Parties knowingly and voluntarily sign this Agreement as of the dates set forth below.

EMPLOYER                        EMPLOYEE

KRISPY KREME DOUGHNUT
CORPORATION

By: /s/ Atiba Adams	/s/ Theresa Zandhuis
Name: Atiba Adams	Theresa Zandhuis
Title: Chief Legal Officer
Date: April 1, 2026	Date: April 1, 2026

EXHIBIT A
EMPLOYMENT TERMINATION CERTIFICATE
THIS DOCUMENT SHALL NOT BE SIGNED PRIOR TO MARCH 31, 2026
I signed an Agreement and General Release with Krispy Kreme Doughnut Corporation on March Day , 2026 (the “Agreement”). All capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement. I hereby acknowledge that:
1.A blank copy of this Employment Termination Certificate (“Certificate”) was attached as Exhibit A to the Agreement when it was given to me for review.
2.I acknowledge that I would not be entitled to the consideration described in Paragraphs 2 and 3 of the Agreement unless I (i) sign this Certificate on or within twenty-one (21) days following the Separation Date, and (ii) do not revoke this Certificate within seven (7) days thereafter. I understand that in no event may I sign this Certificate prior to the Separation Date.
3.In exchange for the consideration described in Paragraphs 2 and 3 of the Agreement, I hereby agree that this Certificate will be a part of the Agreement and that the general release of claims in Paragraph 5 of the Agreement is to be construed and applied as if I accepted it on the day I signed this Certificate. This extends my general release of claims under Paragraph 5 of the Agreement, which is incorporated herein by reference mutatis mutandis, and which I have reviewed and accepted, to any claims that arose from the beginning of time up to and including the date I sign this Certificate.
4.I acknowledge and agree that as set forth in Paragraph 17 of the Agreement, the release of claims in Paragraph 5 of the Agreement includes a release of claims under the ADEA. The disclosures made under Paragraph 17 of the Agreement are incorporated herein by reference mutatis mutandis.
5.I hereby reaffirm as of the date I signed this Certificate my understanding of and commitment to all of my obligations as set forth in the Agreement. I reaffirm as true as of the date I signed this Certificate all of the Acknowledgments and Affirmations I made in Paragraph 7 of the Agreement as of the date I signed the Agreement.
/s/ Theresa Zandhuis                     Date: April 1, 2026
Theresa Zandhuis

EXHIBIT B
Pro Rata Vesting

Grant Date	Award Type	Prior Vesting Date	Pro Rata Number to be Vested (assuming a 3/31/2026 Separation Date)
5/1/2021	RSU	5/1/2026	12,178
4/4/2022	RSU	4/4/2027	5,464
5/9/2023	RSU	5/9/2028	11,419
4/11/2024	RSU	4/11/2029	34,149
4/10/2025	RSU	4/10/2028	22,652
1/1/2024	PSU	1/3/2027	14,947
12/30/2024	PSU	1/2/2028	29,043
5/1/2021	Option	5/1/2026	30,333(1)
(1) Including the 30,333 Options vesting hereunder, Employee holds a total of 162,917 Options that shall remain exercisable until 90 days after the Separation Date.

EXHIBIT C - ASSET PROTECTION AGREEMENT
Krispy Kreme Doughnut Corporation (“Krispy Kreme” or the “Company”), is engaged in the business of providing customer direct retail doughnuts and other similar baked goods (“Krispy Kreme Products”) to consumers in the quick service restaurant process and retailers, including research, development, and marketing of the Krispy Kreme Products, throughout the United States (“Krispy Kreme’s Business”).
There is substantial competition between Krispy Kreme and other entities that develop, provide, market and sell products similar to Krispy Kreme’s Business. In order for Krispy Kreme to maintain its competitive advantage in the industry, it is critical that Krispy Kreme and its employees protect the Confidential Information and Trade Secrets belonging to the Company.
As an Executive with Krispy Kreme, you had access to and acquired knowledge of Krispy Kreme’s Confidential Information; Trade Secrets; goodwill with Customers, vendors, suppliers and coworkers; and other proprietary information (collectively, these will be called “Protectable Interests”) related to Krispy Kreme’s Business which, if obtained by a competitor, could provide an unfair advantage over Krispy Kreme and potentially endanger the success of Krispy Kreme and its employees.
In recognition of the above, Krispy Kreme and Theresa Zandhuis (“Executive”) enter into this Asset Protection Agreement (“Agreement”) as of the date below, and agree to be bound by all of the terms and covenants set forth below:
1. Business Asset Protection Obligations. Krispy Kreme’s Business is highly competitive. Executive agrees that due to Executive’s position with Krispy Kreme and the nature of
Executive’s work, engaging in certain activity that competes with Krispy Kreme’s
Business will cause Krispy Kreme great and irreparable harm. Executive agrees that Executive’s work for Krispy Kreme has provided Executive access to and/or knowledge of Krispy Kreme’s goodwill with Customers, vendors, suppliers, and co-workers and many of Krispy Kreme’s Trade Secrets, Confidential Information, and other Protectable Interests. Accordingly, Executive agrees to abide by the below obligations (“Asset Protection Obligations”). Executive further agrees that the Asset Protection Obligations in this Agreement are reasonable and necessary to protect Krispy Kreme’s legitimate business interests in its Trade Secrets, Confidential Information, other proprietary information, and Customer relationships.
    (a)     Definitions. The following definitions shall apply:
i. Confidential Information means information and the compilation of information related to the operation of Krispy Kreme that in its raw or compiled form derives actual or potential economic value to Krispy Kreme from not being generally known to or readily available or ascertainable by other persons or entities. Assuming the foregoing criteria are met and none of the below exclusions apply, Confidential Information includes, but is not limited to information containing or

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concerning business strategies, processes and techniques, technologies, proprietary equipment, current or prospective customers and clients, Data or information of Customers, suppliers, vendors, other third parties, or employees that Krispy Kreme is prohibited by law, contract, or otherwise from disclosing, suppliers and vendors, revenue and sales, operating costs, financial or accounting data, pricing practices, contracts, current or proposed products and services, recipes, manufacturing processes, operational plans, marketing, Inventions, Materials, designs, software, personnel, and all other information that belongs to or relates to the Company and its business that is essential to the protection of the goodwill of the Company and to the maintenance of their competitive position in the industry and that, the disclosure or improper use of which would be detrimental to the Company.

Confidential Information may be oral, written or any other format, and may be generated by the Executive or any other source which otherwise has come or will come into Executive’s possession or knowledge.
Confidential Information does not include information that (i) is widely disclosed to the public in published form through no act or fault of Executive, or (ii) is generally available concerning general principles of business operations.
ii.Customer. “Customer” is any person or entity for whom/which Krispy Kreme has provided or does provide products or services in a repeatable fashion in connection with Krispy Kreme’s Business or whom/which Krispy Kreme has solicited for repeatable business in connection with Krispy Kreme’s Business, including any person or entity responsible for referring business to Krispy Kreme.
iii.Material Business Contact. “Material Business Contact” means contact that is designed to establish or strengthen a business relationship of goodwill. It also includes instances where Executive may not have direct contact with the Customer, vendor, or co-worker, but Executive reviews or creates Confidential Information or Trade Secret information about the Customer, vendor, or co-worker for the purposes of enhancing or growing Krispy Kreme’s business or goodwill with the same.
iv.Restricted Activities. The term “Restricted Activities” means engaging in business activities on behalf of Executive’s self or another person or entity, which are competitive with Krispy Kreme’s Business.
v.Restricted Area. The term “Restricted Area” means: (1) the continental United States of America; or to the extent that this territory is deemed overbroad, (2) such lesser territory specified below.
Executive agrees that the continental United States is a reasonable geographic area restriction because the Executive’s job responsibilities encompass the United

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States, and the Executive will receive and will be responsible for Confidential Information pertaining to Krispy Kreme’s Business throughout the United States. Executive and Krispy Kreme expressly agree that the proper point in time to determine and define the precise scope of this covenant for enforcement purposes is the Separation Date as defined herein.
In the event it is determined by judicial action that any portion of the above defined Restricted Area is unenforceable, the geographic scope of the restriction shall be reduced and limited to any/all of the following as a court of competent jurisdiction shall deem reasonable and enforceable:
each of the states of the United States of America to which Executive was assigned or for which Executive had responsibility in the two years prior to the Separation Date;
any geographic territory in which or to which Executive: (1) performed work on behalf of Krispy Kreme during the two years prior to the Separation Date, (2) was assigned during the two years prior to the Separation Date, or (3) had Material Business Contact with Krispy Kreme’s Customers during the two years prior to the Separation Date.
any geographic territory in which or to which any Krispy Kreme employee who reports directly to Executive: (1) performed work on behalf of Krispy Kreme during the two years prior to the Separation Date, (2) was assigned during the two years prior to the Separation Date, or (3) had Material Business Contact with Krispy Kreme’s Customers during the two years prior to the Separation Date.
vi.“Separation Date” shall mean the effective date of the voluntary or involuntary separation of Executive’s employment with Krispy Kreme (or its successor or assign), regardless of the reason for separation, whether with or without cause, or whether with or without notice.
vii.Trade Secret has the same meaning as “Trade Secret” under any applicable common law or statute intended to protect against the unauthorized acquisition, disclosure or use of a trade secret including, but not limited to, the North Carolina Trade Secrets Act and the Federal Defend Trade Secrets Act. Information that does not meet the definition of Trade Secret shall nevertheless be considered Confidential Information to the extent it is within the definition of Confidential Information under this Agreement.
(b)     Protection of Trade Secrets and Confidential Information. Subject to Protected Reporting (as defined below), Executive agrees that for so long as the pertinent information or documentation belonging to Krispy Kreme remains a Trade Secret or Confidential Information, Executive will not misappropriate, use, disclose, or disseminate to any other person, organization, or entity or otherwise make use of any Krispy Kreme Trade Secret(s) or Confidential

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Information except for the sole and exclusive benefit of Krispy Kreme. To the extent that any applicable state law limits the duration of protection on information designated as Confidential Information, the parties agree that the duration of the restrictions set forth in this paragraph shall be the maximum duration permitted under applicable state law.
Executive further agrees not to serve as a consultant or become retained or employed as a witness in any legal action which could involve or concern Krispy Kreme’s Trade Secrets, Confidential Information, or other Protectable Interests without the prior written consent of Krispy Kreme’s General Counsel or his/her designee. Notwithstanding the above, if a court or other legal body having appropriate jurisdiction orders Executive to testify or otherwise participate in legal proceedings, and that order is not subject to appeal or other form of review, this Agreement shall not prevent Executive from complying with such an order. Before doing so, however, Executive shall provide written notice to and consult with Krispy Kreme.
Notwithstanding the above, Executive understands that the provisions of this Agreement do not prohibit or restrict Executive (or his/her attorney) from initiating communications directly with, responding to any inquiry from, or providing testimony before any self-regulatory organization or state or federal regulatory authority. Nothing in this Agreement requires Executive to contact Krispy Kreme regarding the subject matter of any such communications before engaging in such communications.
DTSA Notice and Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made to Executive’s attorney in relation to a lawsuit for retaliation of Executive for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. If Executive files a lawsuit for retaliation by Krispy Kreme for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Nothing in this Agreement, or any other agreement Executive may have signed or company policy, prohibits, prevents, or otherwise limits Executive from, in each case without advance notice to Executive, (1) voluntarily communicating with an

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attorney retained by Executive, (2) reporting possible violations of federal or other law or regulations to any governmental agency, legislative, regulatory or judicial body, or law enforcement authority (e.g., the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice, the Commodity Future Trading Commission, any federal agency responsible for workplace safety, U.S. Congress, the Attorney General, any other state or local commission on human rights, any self-regulatory organization regarding possible violations of law (including alleged criminal conduct or unlawful employment practices) or an Inspector General), (3) filing a charge or complaint with any such governmental entity, (4) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental entity, or (5) disclosing any Confidential Information or Trade Secret to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to Krispy Kreme, Inc. prior to any such disclosure to the extent legally permitted), (6) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive may be entitled or (7) discussing or disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against Krispy Kreme, including discussing or disclosing information with respect to sexual misconduct, sexual harassment, sexual assault or other unlawful or unfair employment practices (the disclosures and actions set forth in the paragraph, together, “Protected Reporting”).
(c)Non-Disclosure of Third-Party Information. Subject to Protected Reporting, Executive understands that Krispy Kreme may receive from third parties confidential or proprietary information (“Third- Party Information”) subject to a duty on the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s service as an employee of Krispy Kreme and thereafter, Executive agrees to hold Third-Party Information in the strictest confidence and not to disclose to such information to anyone (other than employees and consultants of the Company who need to know such information in connection with their work for the Company) or to use such information, except in connection with Executive’s work for the Company, unless expressly authorized in writing by a member of management with authority to approve any such use or disclosure
(d)Non-Solicitation of Krispy Kreme Employees For one (1) year after the Separation Date (i) Executive will not solicit or induce, or attempt to solicit or induce, any Employee(s) or Consultant(s) of Krispy Kreme to perform any work competitive with Krispy Kreme’s Business; (ii) Executive will not seek to influence any Employee(s) or Consultant(s) Executive had a Material Business Contact with to leave his/her employment with Krispy Kreme or discontinue providing service to Krispy Kreme, where for such person to do so may cause a violation of any obligation (contractual or otherwise) such person owes to Krispy

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Kreme; (iii) Executive will not employ any Employee to work in any capacity that would be competitive to Krispy Kreme’s Business if Executive had Material Business Contact with the Employee; and (iv) Executive will not solicit or hire any Employee to work in any business that is competitive to Krispy Kreme’s Business if the Employee has any kind of restrictive covenant with Krispy Kreme that extends beyond the Employee’s employment with Krispy Kreme and Executive had Material Business Contact with or concerning the Employee. For purposes of this section: the term “Employee” shall mean any person employed by Krispy Kreme at the time of the solicitation or hire or within the three (3) months immediately preceding the solicitation or hire; or the term “Consultant” shall mean any person who is engaged with Krispy Kreme as a consultant at the time of the solicitation or engagement or within the three (3) months immediately preceding the solicitation or engagement.
(e)Non-Solicitation of Customers. For one (1) year after the Separation Date, Executive will not solicit, divert, or appropriate, or attempt to solicit, divert or appropriate, any Customer for the purposes of providing products or services to such Customer that are competitive with Krispy Kreme’s Business, on behalf of Executive or any business, entity, or individual which is engaged in Restricted Activities within the Restricted Area. Following the Separation Date, this restriction applies only to: (i) Customers with whom/which Executive has had Material Business Contact during the two (2) years preceding the Separation Date; (ii) Customers with whom another Krispy Kreme employee over whom Executive had supervisory authority had Material Business Contact during the two (2) years preceding the Separation Date; or (iii) Customers about whom Employee had access to Confidential Information.
2.     Intellectual Property. With respect to all inventions, innovations, improvements, processes, products, designs, samples, original works of authorship, formulas, compositions of matter, trade secrets, product ideas, new products, discoveries, methods, software, hardware, domain names or proposed domain names, any trade names, trademarks, or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) made, authored, and conceived by Executive, individually or jointly, (i) during Executive’s employment with Krispy Kreme, regardless of whether during normal working hours or whether at
Krispy Kreme’s premises; or (ii) within one (1) year after the Separation Date, Executive will:
(i)Promptly and fully disclose and describe such Inventions in writing to Krispy Kreme;
(ii)Assign (and Executive does hereby assign) to Krispy Kreme all of Executive’s rights to such Inventions, and to applications for letters patent, copyright registrations, and/or mask work registrations in all countries, and

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(iii)to letters patent, copyright registrations, and/or mask work registrations granted upon such Inventions in all countries; and
(iv)Acknowledge and deliver promptly to Krispy Kreme (without charge to Krispy Kreme but at Krispy Kreme’s expense) such written instruments, and do such other acts as may be necessary in Krispy Kreme’s opinion, to preserve property rights against forfeiture, abandonment, or loss, and to obtain, defend, and maintain letters patent, copyright registrations, and/or mask work registrations, and to vest the entire right and title thereto in Krispy Kreme.
Executive further agrees to disclose in writing to Krispy Kreme any Inventions disclosed to Executive by any other Krispy Kreme employee during Executive’s employment with Krispy Kreme.
This Inventions Assignment Covenant does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of Krispy Kreme was used and which was developed entirely on Executive’s own time, and
(1)which does not relate (a) directly to Krispy Kreme’s Business or (b) to Krispy Kreme’s actual or demonstrably anticipated research or development, or
(2)which does not result from any work performed by Executive for Krispy Kreme.
Executive acknowledges and agrees that any copyrightable works prepared by the Executive within the scope of the Executive’s employment are “works for hire” under the Copyright Act and that the Company or its designee will be considered the author and owner of such copyrightable works.
In addition to the foregoing assignment of Inventions to the Company, the Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that the Executive may have in or with respect to any Invention. The Executive also hereby forever waives and agrees never to assert any and all Moral Rights that the Executive may have in or with respect to any Invention, even after termination of the Executive’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

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Executive agrees to assist the Company in every proper way to obtain for the Company or its designee and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protections for the Company’s Inventions and all of the Materials in any and all countries. The Executive will execute any documents that the Company or its designee may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.
The Executive’s obligations under this section will continue beyond the separation of Executive’s employment with the Company for any reason, provided that the Company will compensate the Executive at a reasonable rate after such separation for time or expenses actually spent by Executive at the Company’s request on such assistance. The Executive appoints the General Counsel of the Company as Executive’s agent and attorney-in- fact, with full power of substitution, to execute documents on the Executive’s behalf for this purpose, this power and agency being coupled with an interest and being irrevocable.
3.Ownership of Krispy Kreme’s Trade Secrets, Confidential Information, Protectable Interests and Other Property. Upon Executive’s Separation Date, or at any time Krispy Kreme requests, Executive agrees to return all Krispy Kreme Trade Secrets, Confidential Information, or Protectable Interests in Executive’s possession or over which Executive exercises control, regardless of who created or prepared the Trade Secrets, Confidential Information or Protectable Interests.
Furthermore, for any equipment or devices owned by Executive on which Krispy Kreme Trade Secrets, Confidential Information or Protectable Interests are stored or accessible, Executive shall, immediately upon or prior to separation from employment, delete all data in his/her possession and notify Krispy Kreme — in writing — that all data in his/her possession was deleted.
4.Notification of Future Employers. Regardless of the terms of Executive’s separation, Executive hereby gives Krispy Kreme permission to contact and advise all of his/her prospective or actual employers of the Asset Protection Obligations Executive has to Krispy Kreme. During the time period when Executive is subject to the post-employment Asset Protection Obligations described in this Agreement, Executive will disclose the terms of this Agreement to any prospective employer prior to accepting such employment.
5.Acknowledgment. Executive acknowledges that he/she has been given the opportunity to review this Agreement and has read and understands all the provisions hereof. Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary for the protection of the goodwill, business, and relationships of Krispy Kreme and that Krispy Kreme will suffer irreparable injury if Executive engages in

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conduct prohibited hereby. Executive further represents to Krispy Kreme that observance of the restrictions set forth above will not cause him/her any undue hardship or unreasonably interfere with his/her ability to earn a livelihood.
6.Survival. This Agreement and the obligations and restrictions set forth herein shall survive the Separation Date, unless superseded by a new agreement.
7.Relief, Remedies, Enforcement, and Attorneys’ Fees. Executive acknowledges and agrees that a breach of any provision of this Agreement by Executive will cause serious and irreparable damage to Krispy Kreme that will be difficult to quantify and for which a remedy at law for monetary damages alone will not be adequate. Accordingly, Executive agrees that if Krispy Kreme should bring an action to enforce its rights under this Agreement and Krispy Kreme establishes that Executive has breached or threatened to breach any of his/her obligations under this Agreement, Krispy Kreme shall be entitled to injunctive relief without the requirement that Krispy Kreme post bond, to the extent allowed by law. Executive specifically waives any assertion that there is an adequate remedy at law for any such breach of this Agreement. Executive further agrees that an injunction enforcing the Asset Protection Obligations provisions of this Agreement should continue for the duration of the applicable covenant period, commencing from the date conduct violative of the covenant(s) ceases. Nothing in this Agreement shall be construed to prohibit Krispy Kreme from pursuing any legal or equitable remedy available to Krispy Kreme as a result of Executive’s breach of this Agreement. Executive specifically agrees that Krispy Kreme shall be entitled, to the extent allowed by applicable law, to recover all costs and expenses (including reasonable attorneys’ fees) Krispy Kreme incurs in any legal action in which Krispy Kreme seeks to and does enforce any provision of this Agreement or defends against Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable.
8.Waiver of Breach. Waiver by Krispy Kreme of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of Krispy Kreme to enforce at any time or for any period of time, one or more of the terms or conditions of this Agreement shall not constitute a waiver of any such terms or conditions or the right of Krispy Kreme to enforce each and every term of this Agreement.
9.Binding Effect. This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators, and upon Krispy Kreme, and its successors and assigns, and shall inure to the benefit of Krispy Kreme, and its successors and assigns. This Agreement may not be assigned by Executive. This Agreement may be enforced by Krispy Kreme’s successors and assigns. Executive’s obligations under this Agreement shall survive any changes made in the future to the employment terms of Executive, including, but not limited to, changes in salary, benefits, bonus plans, job title and job responsibilities.

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10.Severability and Reformation. Each paragraph, clause, subclause and provision of this Agreement shall be severable from each other and, if for any reason, any paragraph, clause, subclause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other paragraph, clause, subclause or provision of this Agreement. It is intended by Executive and Krispy Kreme that any paragraph, clause, subclause or provision which is invalid or unenforceable as written be valid and enforceable to the fullest extent possible. In the event that a court of competent jurisdiction would otherwise hold any paragraph, clause, subclause or provision hereof unenforceable for any reason, it is the express intention and desire of Krispy Kreme and Executive that the court modify and reform said paragraph, clause, subclause or provision so as to render it enforceable to the maximum extent deemed reasonable by the court. If, for any reason, a court of competent jurisdiction cannot modify an offending paragraph, clause, subclause or provision to be made valid or enforceable (or if the court is restricted by applicable law from performing such modification), then it shall sever the offending paragraph, clause, subclause or provision (or portion thereof) from this Agreement, and all remaining paragraphs, clauses, subclauses and provisions shall remain enforceable.
11.Modification. This Agreement embodies the entire agreement and understanding between the parties with regard to the subject matter of this Agreement, is binding upon and inures to the benefit of the parties and supersedes any and all prior agreements or understandings between the Company and Executive regarding its subject matter. This Agreement shall also supersede and replace any unwritten agreement between the parties relating generally to the same subject matter. Except as provided for herein with regard to judicial reformation, no change or modification to any of the terms of this Agreement shall be valid or binding unless the same is in writing and signed by the party against whom such change or modification is sought to be enforced.
12.Headings. The headings in this Agreement are for the convenience of the parties only. The content of the paragraphs is controlling, regardless of the heading.
13.Governing Law; Jurisdiction. This Agreement shall be governed and construed under North Carolina law regardless of where it is entered into or performed. Executive expressly consents to the personal jurisdiction of the state and federal courts in Charlotte, North Carolina for all such disputes, and Executive waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court.
EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO HAVE HIS/HER ATTORNEY REVIEW THIS AGREEMENT PRIOR TO ITS EXECUTION. EXECUTIVE AGREES THAT HE/SHE HAS CONSULTED WITH AN ATTORNEY OR HAS DECIDED NOT TO DO SO, HAS BEEN GIVEN AMPLE TIME TO REVIEW THIS AGREEMENT, AND ACKNOWLEDGE THAT HE/SHE HAS READ AND AGREES TO THE TERMS OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement.
Hereby acknowledged and agreed to:
    EMPLOYER     EMPLOYEE
KRISPY KREME DOUGHNUT
CORPORATION
    By:         /s/ Atiba Adams                /s/ Theresa Zandhuis
    Name: Atiba Adams          Theresa Zandhuis
    Title: Chief Legal Officer
Date: April 1, 2026         Date: April 1, 2026